UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 26, 2007

AFFIRMATIVE INSURANCE HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-50795 (Commission File Number)	75-2770432 (I.R.S. Employer Identification Number)

4450 Sojourn Drive, Suite 500 Addison, Texas (Address of principal executive offices)		75001 (Zip code)

(972) 728-6300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry Into a Material Definitive Agreement.

On January 26, 2007, Affirmative Insurance Holdings, Inc. (the “Company”) entered into an Executive Employment Agreement (the “Agreement”) with its Chief Operating Officer, Robert Bondi, effective as of November 27, 2006, the date on which Mr. Bondi was appointed as the Company’s Chief Operating Officer. The Agreement has a three-year term and provides that Mr. Bondi will be paid the gross amount of $11,538.46 on a bi-weekly basis for the first year of employment, $12,500.00 on a bi-weekly basis for the second year, and $13,461.54 on a bi-weekly basis for the third year (as applicable, the “Base Salary”). In addition to the Base Salary, Mr. Bondi will be eligible to participate in the Company’s bonus plans with eligibility for a target annual bonus of 50% of the Base Salary. A guaranteed minimum bonus will be paid in March, 2007 in the amount of $220,000, of which $100,000 will be payable in cash and the remainder of which will be paid in restricted shares of the Company’s common stock. Mr. Bondi’s annual bonus amount will be determined based on achieving objectives as set by the Compensation Committee of the Company’s Board of Directors. On the effective date of the Agreement, Mr. Bondi received, under the Company’s 2004 Amended and Restated Stock Incentive Plan, as may be amended from time to time: (1) 25,000 restricted shares of the Company’s common stock, subject to the restrictions and limitations set forth in the applicable restricted stock agreement between Mr. Bondi and the Company, a form of which is attached to the Agreement and incorporated herein by reference, and (2) three tranches of options to purchase a total of 160,000 shares of the Company’s common stock, each subject to the restrictions and limitations set forth in the applicable stock option agreement between Mr. Bondi and the Company, a form of which is attached to the Agreement and incorporated herein by reference (collectively, the “Equity Awards”). In the event that Mr. Bondi’s employment is not renewed upon the expiration of the Agreement’s initial term, Mr. Bondi’s unvested stock options and restricted stock will vest immediately, as provided in the applicable stock option agreement and restricted stock agreement.

In the event that the Agreement is terminated by the Company without cause or by Mr. Bondi for good reason, Mr. Bondi will be entitled to receive (1) all earned but unpaid Base Salary (“Accrued Compensation”); (2) an additional severance payment equal to one year of the sum of (a) Mr. Bondi’s then-current Base Salary and (b) an amount equal to the previous year’s bonus (“Additional Severance Payment”); and (3) the full and immediate vesting of all stock option and restricted stock awards as provided in the applicable stock option and restricted stock agreements. If the Company terminates the Agreement following a change in control of the Company, which results in a substantial diminution of Executive’s duties and responsibilities or a material reduction of compensation or benefits, Mr. Bondi will be entitled to receive (1) Accrued Compensation, (2) the Additional Severance Payment, and (3) the full and immediate vesting of all stock option and restricted stock awards as provided in the applicable stock option and restricted stock agreements.

The Agreement also provides that during the term of Mr. Bondi’s employment with the Company and for a period of one year thereafter, Mr. Bondi will not, either directly or indirectly, (i) engage in duties or provide services to a competitor of the Company, in any capacity, which are substantially similar to those Mr. Bondi provided to the Company under the Agreement, in the states in which the Company is conducting business or has expended resources in preparation to do business; (ii) divert away or attempt to divert away any business from the Company to another company, business, or individual; (iii) solicit, entice, persuade or induce any employee, agent or representative of the Company to terminate such person’s relationship with the Company or to become employed by any business or person other than the Company; or (iv) own, manage, operate, control, invest or acquire an interest in any competitor of the Company or business or entity that owns or operates a competitor of the Company. Mr. Bondi is also prohibited, during the term of his employment with the Company and following the termination or expiration of the Agreement for any reason, from disparaging, directly or indirectly, the Company or any of its subsidiaries. Further, the Company is prohibited, during the term of Mr. Bondi’s employment with the Company and following the termination or expiration of the Agreement for any reason, from disparaging, directly or indirectly, Mr. Bondi.

The foregoing summary of the provisions of the Agreement is not meant to be exhaustive and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Bondi’s appointment by the Company to the position of Chief Operating Officer and the Company’s grant to Mr. Bondi of the Equity Awards were reported by the Company in Item 5.02 of its Current Report on Form 8-K filed on December 1, 2006 (the “December Report”). The disclosures set forth in Item 5.02 of the December Report are hereby incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.
10.1	Executive Employment Agreement, effective as of November 27, 2006, between Affirmative Insurance Holdings, Inc. and Robert Bondi.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2007	AFFIRMATIVE INSURANCE HOLDINGS, INC. By: /s/ Joseph G. Fisher Joseph G. Fisher Senior Vice President and General Counsel